Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Background
On April 15, 2022, Ashford Hospitality Holdings LLC, a Delaware limited liability company (“AHH” or “Parent”), a subsidiary of Ashford Inc., a Nevada corporation (the “Company”), and Remington Holdings, L.P., a Delaware limited partnership and an indirect subsidiary of the Company and AHH (“Remington”), closed on an acquisition of the Chesapeake Companies (defined below) pursuant to a Membership Interest Purchase and Contribution Agreement (the “Purchase Agreement”) with MHI Hotels Services, LLC, a Maryland limited liability company (“Seller”), Chesapeake Hospitality, LLC, a Maryland limited liability company (“Chesapeake I”), Chesapeake Hospitality II, LLC, a Maryland limited liability company (“Chesapeake II”), Chesapeake Hospitality III, LLC, a Maryland limited liability company (“Chesapeake III”), Chesapeake Hospitality IV, LLC, a Maryland limited liability company (“Chesapeake IV”), Chesapeake Hospitality V, LLC, a Maryland limited liability company (“Chesapeake V”), Chesapeake Hospitality VI, LLC, a Maryland limited liability company (“Chesapeake VI”), ACSB Hospitality, LLC, a Maryland limited liability company (“ACSB” and together with Chesapeake I, Chesapeake II, Chesapeake III, Chesapeake IV, Chesapeake V and Chesapeake VI, each a “Chesapeake Company” and collectively, the “Chesapeake Companies”), KES Family Partnership, R.L.L.L.P, a Virginia limited partnership (“KES”), CLS Family Partnership, R.L.L.L.P, a Virginia limited partnership (“CLS”), Steven McDonnell Smith Family Partnership, LLP, a Maryland limited liability partnership (“SMS”), W. Chris Green (“Green”), Clifford G. Ferrara (“Ferrara”) and Louis Schaab (“Schaab” and together with KES, CLS, SMS, Green and Ferrara, each an “Owner” and collectively, the “Owners”); and solely for purposes of Section 6.15 of the Purchase Agreement, Kim Sims, Chris Sims and Steven Smith.
Under the terms of the Purchase Agreement, (i) Seller sold to Remington, 40% of the membership interests in each Chesapeake Company (collectively, the “Purchased Interests”) and (ii) Seller contributed to AHH, 60% of the membership interests in each Chesapeake Company (the “Contributed Interests”). At the closing of the transactions contemplated by the Purchase Agreement (collectively, the “Transactions”), (i) in consideration for the sale of the Purchased Interests by Seller to Remington, Remington paid to Seller $6.3 million in cash, subject to certain adjustments, and (ii) in consideration for the contribution of the Contributed Interests by Seller to Parent, Parent issued to Seller 378,000 Series CHP Convertible Preferred Units of AHH (the “Series CHP Units”) at $25 per Unit, for a total value of $9.45 million. Seller also has the ability to earn up to $10.25 million of additional consideration based on its base management fee contribution for the trailing twelve month periods ending March 2024 and March 2025, respectively, for a total potential consideration of $26 million, subject to certain adjustments. The first $6.3 million of such additional consideration is payable by Remington in cash and any amounts payable in excess of such $6.3 million may be satisfied by the issuance of shares of common stock of the Company, common units of AHH or additional Series CHP Units, as determined by AHH in its sole discretion. Upon the closing of the Transactions, AHH immediately contributed the Contributed Interests, through its subsidiaries, to Remington such that Remington owns all of the issued and outstanding membership interests of the Chesapeake Companies.
Basis of Presentation
The unaudited pro forma consolidated statements of operations for the year ended December 31, 2021, has been prepared as though the Transactions occurred on January 1, 2021. The unaudited pro forma consolidated balance sheet as of December 31, 2021 has been prepared as though the Transactions occurred on that date.
The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that was filed with the SEC on March 25, 2022, and (ii) the audited combined carve-out financial statements of the Chesapeake Companies for the year ended December 31, 2021, included in this Current Report on Form 8-K/A as Exhibit 99.1.
The adjustments to the historical financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of the Transactions will differ from the pro forma adjustments. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the Transactions had been completed on the dates indicated or what could be achieved in the future. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and the pro forma adjustments are factually supportable and give appropriate effect to the expected impact of events directly attributable to the Transactions.

ASHFORD INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2021
(in thousands, except share amounts)

	Historical Ashford Inc. (A)	Chesapeake Companies (B)	Adjustments		Pro Forma Ashford Inc.
ASSETS
Current assets:
Cash and cash equivalents	$37,571	$7	$(6,300)	(C)(i)	$31,379
			(120)	(C)(ii)
			228	(D)(i)
			(7)	(E)
Restricted cash	34,878	—	—		34,878
Restricted investment	576	—	—		576
Accounts receivable, net	10,502	594	602	(D)(i)	11,104
			(594)	(E)
Due from affiliates	165	62	(62)	(E)	165
Due from Ashford Trust	2,575	—	—		2,575
Due from Braemar	1,144	—	—		1,144
Inventories	1,555	—	—		1,555
Prepaid expenses and other	9,490	49	101	(D)(i)	9,591
			(49)	(E)
Total current assets	98,456	712	(6,201)		92,967
Investments in unconsolidated entities	3,581	—	—		3,581
Property and equipment, net	83,566	—	—		83,566
Operating lease right-of-use assets	26,975	—	—		26,975
Goodwill	56,622	—	8,861	(D)(ii)	65,483
Intangible assets, net	244,726	—	8,000	(D)(iii)	252,726
Other assets	870	49	(49)	(E)	870
Total assets	$514,796	$761	$10,611		$526,168
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$39,897	$418	$347	(D)(i)	$40,494
			(418)	(E)
			250	(F)
Dividends payable	34,574	—	—		34,574
Deferred income	2,937	—	—		2,937
Notes payable, net	6,725	—	—		6,725
Finance lease liabilities	1,065	—	—		1,065
Operating lease liabilities	3,628	—	—		3,628
Other liabilities	25,899	—	—		25,899
Total current liabilities	114,725	418	179		115,322
Deferred income	7,968	—	—		7,968
Deferred tax liability, net	32,848	—	1,082	(D)(iv)	33,930
Deferred compensation plan	3,326	—	—		3,326
Notes payable, net	52,669	—	—		52,669
Finance lease liabilities	43,479	—	—		43,479
Operating lease liabilities	23,477	—	—		23,477
Other liabilities	—	—	2,460	(C)(iii)	2,460
Total liabilities	278,492	418	3,721		282,631
MEZZANINE EQUITY
Series D Convertible Preferred Stock, $0.001 par value, 19,120,000 shares issued and outstanding as of December 31, 2021	478,000	—	—		478,000
Redeemable noncontrolling interests	69	—	9,450	(C)(iv)	7,552
			(1,967)	(C)(iv)
EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.001 par value, 3,072,688 shares issued and 3,023,002 shares outstanding at December 31, 2021	3	—	—		3
Additional paid-in capital	294,395	343	(343)	(E)	294,395
Accumulated deficit	(534,999)	—	(250)	(F)	(535,249)
Accumulated other comprehensive income (loss)	(1,206)	—	—		(1,206)
Treasury stock, at cost, 49,686 shares at December 31, 2021	(596)	—	—		(596)
Total equity (deficit) of the Company	(242,403)	343	(593)		(242,653)
Noncontrolling interests in consolidated entities	638	—	—		638
Total equity (deficit)	(241,765)	343	(593)		(242,015)
Total liabilities and equity	$514,796	$761	$10,611		$526,168

See Notes to Unaudited Pro Forma Financial Statements.

ASHFORD INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2021
(in thousands, except per share amounts)

	Historical Ashford Inc. (AA)	Chesapeake Companies (BB)	Adjustments		Pro Forma Ashford Inc.
Revenue
Advisory services fees	$47,566	$—	$—		$47,566
Hotel management fees	26,260	3,509	—		29,769
Design and construction fees	9,557	—	—		9,557
Audio visual	49,880	—	—		49,880
Other	47,329	615	—		47,944
Cost reimbursement revenue	203,975	31,141	—		235,116
Total revenues	384,567	35,265	—		419,832
Expenses
Salaries and benefits	65,251	5,347	—		70,598
Cost of revenues for design and construction	4,105	—	—		4,105
Cost of revenues for audio visual	38,243	—	—		38,243
Depreciation and amortization	32,598	—	2,163	(CC)	34,761
General and administrative	26,288	752	250	(FF)	27,290
Impairment	1,160	—	—		1,160
Other	18,199	163	—		18,362
Reimbursed expenses	203,956	31,141	—		235,097
Total expenses	389,800	37,403	2,413		429,616
Operating loss	(5,233)	(2,138)	(2,413)		(9,784)
Equity in earnings (loss) of unconsolidated entities	(126)	—	—		(126)
Interest expense	(5,144)	—	—		(5,144)
Amortization of loan costs	(322)	—	—		(322)
Interest income	285	32	—		317
Realized loss on investments	(3)	—	—		(3)
Other income (expense)	(437)	—	—		(437)
Loss before income taxes	(10,980)	(2,106)	(2,413)		(15,499)
Income tax benefit	162	—	1,125	(DD)	1,287
Net loss	(10,818)	(2,106)	(1,288)		(14,212)
Loss from consolidated entities attributable to noncontrolling interests	678	—	—		678
Net (income) loss attributable to redeemable noncontrolling interests	215	—	(688)	(EE)	(473)
Net loss attributable to the Company	(9,925)	(2,106)	(1,976)		(14,007)
Preferred dividends, declared and undeclared	(35,000)	—	—		(35,000)
Amortization of preferred stock discount	(1,053)	—	—		(1,053)
Net loss attributable to common stockholders	$(45,978)	$(2,106)	$(1,976)		$(50,060)

Income (loss) per share - basic and diluted
Basic:
Net loss attributable to common stockholders	$(16.68)				$(18.16)
Weighted average common shares outstanding—basic	2,756				2,756
Diluted:
Net loss attributable to common stockholders	$(16.68)				$(18.16)
Weighted average common shares outstanding—diluted	2,756				2,756
 See Notes to Unaudited Pro Forma Financial Statements.

Notes to Unaudited Pro Forma Consolidated Balance Sheet
(A)Represents the historical consolidated balance sheet of Ashford Inc. as of December 31, 2021, as reported in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022.
(B)Represents the audited combined carve-out balance sheet of the Chesapeake Companies as of December 31, 2021, as included in Exhibit 99.1 of this Current Report on Form 8-K/A.
(C)Represents adjustments for consideration paid by Ashford Inc. for the purchase of the Chesapeake Companies which include (i) cash consideration of $6.3 million; (ii) cash consideration of $120,000 paid for working capital assumed; (iii) the fair value of contingent consideration of approximately $2.5 million based on the present value of expected future payments; and (iv) $9.45 million in consideration in the form of 378,000 Series CHP Units at $25 per share, net of a discount to fair value of $2.0 million.
(D)Represents the fair value of assets acquired and liabilities assumed on the acquisition date which include (i) cash and cash equivalents, accounts receivable, net, prepaid expenses and other, and accounts payable and accrued expenses; (ii) $8.9 million in goodwill; (iii) $8.0 million of intangibles; and (iv) $1.1 million of deferred tax liabilities, net. The Company is in the process of evaluating the fair value of the assets acquired and liabilities assumed. Amounts disclosed are preliminary and may be subject to further adjustment.
(E)Represents adjustments to remove the historical assets, liabilities and equity in note (B) above of the Chesapeake Companies as of December 31, 2021.
(F)Represents the accrual for additional transaction costs incurred by the Company subsequent to December 31, 2021.

Notes to Unaudited Pro Forma Consolidated Statement of Operations
(AA) Represents the historical consolidated statement of operations of Ashford Inc. for the year ended December 31, 2021, as reported in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022.
(BB) Represents the audited combined carve-out statement of operations of the Chesapeake Companies for the year ended December  31, 2021, as included in Exhibit 99.1 of this Current Report on Form 8-K/A.
(CC) Represents amortization expense of intangibles discussed in footnote (D) to the unaudited pro forma consolidated balance sheet. The amortization expense is not recognized on a straight-line basis, rather it is recognized in a manner that approximates the pattern of the assets’ economic benefit to the Company over an estimated useful life of 8 years.
(DD) Represents the adjustment to income tax expense based on a blended federal and state tax rate of approximately 25% applied to both Ashford Inc. and the Chesapeake Companies.
(EE) Represents the cumulative dividend to the holders of the Series CHP Units discussed in footnote (C)(iv) to the unaudited pro forma consolidated balance sheet. Holders of the Series CHP Units are paid a cumulative dividend at the rate of 7.28% per annum, payable quarterly in arrears.
(FF) Represents additional transaction costs incurred by the Company subsequent to December 31, 2021.
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